SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ___________________

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              ____________________


                      NEW BRUNSWICK SCIENTIFIC CO., INC.
             (Exact name of registrant as specified in its charter)

                             ____________________



      New Jersey                       000-06994                     22-1630072
(State or other Jurisdiction of   (Commission File No.)         I.R.S. Employer
incorporation or organization)                              Identification No.)


44 Talmadge Road, P.O. Box 4005
Edison, New Jersey                                                   08818-4005
(Address of principal executive offices)                           (Zip Code)



            Registrant's telephone number, including area code:  (732) 287-1200


Securities to be registered pursuant to Section 12(g) of the Act:

                                           Name of Exchange on
Title of each class to be so registered    which each Class is to be registered

Common Stock Purchase Rights                NASDAQ



Securities to be registered pursuant to Section 12(b) of the Act:

                                         None

ITEM  1.     DESCRIPTION  OF  REGISTRANT'S  SECURITIES  TO  BE  REGISTERED
On October 15, 1999, the Board of Directors of New Brunswick Scientific Co., Inc. ("Company") declared a dividend of one common share purchase right (a "Right") for each outstanding share of common stock, par value $.0625 per share (the "Common Stock"), of the Company. The dividend is payable on October 31, 1999 (the "Record Date") to the shareholders of record as of the close of business on that date. In connection with the dividend declaration, on October 26, 1999, the Company and American Stock Transfer & Trust Company, as Rights
Agent,  entered  into  a  Rights  Agreement,  effective  as of October 31, 1999.

Prior to the Distribution Date (as defined below), the Rights will be evidenced by the certificates for and will be transferred with the Common Stock and the registered holders of the Common Stock will be deemed to be the registered holders of the Rights. After the Distribution Date, the rights agent will mail separate certificates evidencing the Rights to each record holder of the Common Stock as of the close of business on the Distribution Date (unless the Rights were earlier redeemed or exchanged), and thereafter the Rights will be transferable separately from the Common Stock. The "Distribution Date" generally means the earlier of (i) the close of business on the 10th day after the date of the first public announcement that a person (other than the Company, any of its subsidiaries or any employee benefit plan of the Company or any such subsidiary, or certain other exempt persons) has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock (an "Acquiring Person"), (ii) the close of the business on the 10th business day (or such later day as may be designated before any person has become an Acquiring Person by the Board of Directors) after the date of the commencement of, or the announcement of an intention to commence, a tender or exchange offer by any person which would, if consummated, result in such person becoming an Acquiring Person.

Prior to the Distribution Date, the Rights will not be exercisable. After the Distribution Date (but before any person has become an Acquiring Person), each Right will be exercisable to purchase, for $25.00 (the "Purchase Price"), one share of Common Stock. The terms and conditions of the Rights are set forth in a Rights Agreement dated as of October 31, 1999 between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agreement").

If any person has become an Acquiring Person (but before the occurrence of any of the events described in the second succeeding paragraph), each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to purchase after the Distribution Date, for the Purchase Price, a number of shares of Common Stock having a market value of twice the Purchase Price.

At any time after any person has become an Acquiring Person (but before any person becomes the beneficial owner of 50% or more of the outstanding shares of Common Stock or the occurrence of any of the events described in the next paragraph), the Board of Directors may exchange all or part of the Rights (other than Rights beneficially owned by an Acquiring Person and certain affiliated persons) for shares of Common Stock at an exchange ratio of one share of Common Stock for each Right, subject to adjustment.

If, after any person has become an Acquiring Person, (1) the Company is involved in a merger or other business combination in which the Company is not the surviving corporation or its Common Stock is exchanged for other securities or assets or (2) the Company and/or one or more of its subsidiaries sell or otherwise transfer assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries, taken as a whole, then each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to purchase after the Distribution Date, for the Purchase Price, a number of shares of common stock of the other party to such business combination or sale (or in certain circumstances, an affiliate) having a market value of twice the Purchase Price.

The Board of Directors may redeem all of the Rights at a price of $0.01 per Right at any time before any person has become an Acquiring Person.

The Rights will expire on October 31, 2009, unless earlier exchanged or redeemed.

For so long as the Rights are redeemable, the Rights Agreement may be amended in any respect. At any time when the Rights are no longer redeemable, the Rights Agreement may be amended in any respect that does not adversely affect the holders of Rights (other than any Acquiring Person and certain affiliated persons), or cause the Rights again to become redeemable.

Until a Rights holder exercises his or her Rights, such Rights holder will have no rights as a shareholder of the Company, including the right to vote and to receive dividends.

The Rights Agreement includes antidilution provisions designed to prevent efforts to diminish the effectiveness of the Rights.

As of November 1, 1999 there were 5,330,712 shares of Common Stock outstanding and 264,739 shares of Common Stock reserved for issuance under the Company's stock option plans. Each outstanding share of Common Stock on the Record Date will receive one Right. Shares of Common Stock issued after the Record Date and prior to the Distribution Date will be issued with a Right attached so that all shares of Common Stock outstanding prior to the Distribution Date will have Rights attached.

The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors, except pursuant to an offer conditioned on a substantial number of the Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company as described above.

While the dividend of the Rights will not be taxable to shareholders or to the Company, shareholders or the Company may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable as set forth above.

The foregoing description of the Rights Agreement is qualified in its entirety by reference to the full text of the Rights Agreement, which was incorporated by reference to the Company's Current Report on Form 8-K filed on October 29, 1999.

ITEM  2.     EXHIBITS

Rights Agreement dated as of October 31, 1999 between New Brunswick Scientific Co., Inc. and American Stock Transfer & Trust Company , as Rights Agent, which includes the Form of Right Certificate as Exhibit A and the Summary of Terms of the Rights Agreement as Exhibit B, incorporated by reference to the Company's Current Report on Form 8-K filed on October 29, 1999.



SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

NEW  BRUNSWICK  SCIENTIFIC  CO.,  INC.
By:  /s/  Samuel Eichenbaum
    ------------------------------------
Name:     Samuel Eichenbaum
Title     Vice President Finance

Dated:  November 8, 1999